PRIVATE & CONFIDENTIAL


                             DATED : APRIL 28, 2005

                              TELECONNECT INC.          (1)

                                       AND

                        Geeris Holding Nederland B.V    (2)


                              BRIDGE LOAN AGREEMENT


                         ENGLISH VERSION UNDER DUTCH LAW

THIS AGREEMENT is dated April 28, 2004 and is made BETWEEN:

(1) Teleconnect Inc., incorporated under the laws of Florida, United States of America, having its registered office at 1200 South Pine Island Road, Plantation, Florida 33324 (hereinafter "TLCO") and represented in this act by Gustavo Gomez, President of the Company and with contact address Parque Tecnologico de Andalucia (PTA), Edif. Estepona. Malaga Business Park 2, C/ Severo Ochoa, n(0) 16-20, 1(a), Campanillas, Malaga, 28590,

(2) Geeris Holding Nederland B.V., incorporated under the laws of Holand, and having registered offices at Helvoirtseweg 146, Postbus 317, 5260 AH Vught The Netherlands, (HEREINAFTER GEERIS") and represented in this act by Mr Leonardus R.M. Geeris of age, married, of Dutch nationality with passport number N70986464 and domiciled at Zandpad 29, 3601 NA Maarsen The Netherlands

WHEREAS

(A) TLCO is in an expansion phase for which it needs approximately 1,8 million euros

(B) The Parties have reached an agreement to help provide a bridge loan until the necessary funds arrive to fund the expansion of TLCO.

(C) Such Bridge financing is the subject of this agreement and will be effected through GEERIS lending to the Company in the form of a short term bridge loan for an amount of EUR 60,000 on the terms as set out herein;

NOW IT IS HEREBY AGREED as follows:

1      CONDITIONS OF CASH INJECTION

       On the date hereof, the parties will enter into the Bridge Loan Agreement based upon which GEERIS will provide a cash injection of EUR 60,000 on April 28, 2005 directly to the Company's Spanish Bank Account in Madrid for which GEERIS will receive 1,000,000 shares:

                Beneficiary:  ITS NETWORKS INC.
                Bank name:    BBVA EMPRESAS
                              C/ Serrano 32, Madrid
                              28001 Madrid Spain
                              Tel:  0034 91 432 0255
                Contact at BBVA:  DAVID PEREZ MARTIN

                SWIFT:   BBVAESMMXXX
                IBAN:    ES02 0182 5516 04 0291502673


           This bridge loan is provided until June 30th, 2005 at which time should GEERIS wish to receive its funds but TLCO cannot pay back this amount, TLCO will provide compensation to GEERIS of an additional 1,000,000 shares on top of the 1,000,000 which it will have received at the time of providing the funds. TLCO will still owe GEERIS the sum of 60,000 euros which will be paid back as soon as possible thereafter.

2      ITS NETWORKS COMMON SHARES

       Immediately upon transferring the funds, GEERIS will receive 1,000,000 shares of TLCO as compensation for providing the EUR 60,000 bridge loan.

3      CONFIDENTIALITY

       Each of the Parties or any of its directors or officers shall not divulge or communicate to any person or persons, except to those of the officials of TLCO whose province it is to know the same, any secret or confidential information which it may receive or obtain in relation to the affairs of TLCO and shall not use for its own purposes nor for any purposes other than those of TLCO any information or knowledge of a confidential nature which it may from time to time acquire in relation to TLCO.

4      TERMINATION

       This Agreement shall be subject to termination by either party by summary notice in writing if the other party shall have committed any serious breach or continued (after warning) any material breach of its obligations hereunder. Termination of this Agreement shall be without prejudice to any rights which have accrued at the time of termination (all of which shall remain in full force and effect).

5      NOTICES

5.1 Any notice required to be given hereunder shall be deemed duly served if sent by registered or recorded delivery post to the registered office of TLCO in Spain;

           c/o Teleconnect Inc., Parque Tecnologico de Andalucia (PTA)
    Edif. Estepona. Malaga Business Park 2, C/ Severo Ochoa, n(0) 16-20, 1(a)
                           Campanillas, Malaga, 28590

       or to the addresses of the affected parties listed on the first page of this agreement. Any such notice shall be deemed to be served at the time when the same is left at the address of the party to be served and if served by post on the day (not being a Sunday or public holiday) next following the day of posting.

6      CHOICE OF LAW, SUBMISSION TO JURISDICTION

       This Agreement shall be governed by and interpreted in accordance with the laws of Holland. The parties hereby submit to the exclusive jurisdiction of the courts of Amsterdam, The Netherlands.

IN WITNESS whereof this Agreement has been executed today, April 28, 2005

SIGNED by Gustavo Gomez                                                SIGNED by Mr Leo Geeris

(for and on behalf of ITS NETWORKS INC)             (for and on behalf of GEERIS HOLDING NEDERLAND B.V.)


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